Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SYNDAX PHARMACEUTICALS, INC.

Syndax Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

First: The name of the Corporation is Syndax Pharmaceuticals, Inc.

Second: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 11, 2005.

Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first paragraph of Article IV is hereby deleted in its entirety and replaced as follows:

“1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 210,000,000 shares, consisting of two classes: 200,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).”

Fourth: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, Syndax Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 17th day of May, 2023.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer